PERSONAL AND CONFIDENTIAL

October 4, 2006

Genzyme Corporation
One Kendall Square
Cambridge MA 02139
USA
Dematal Corp.
c/o Genzyme Corporation
One Kendall Square
Cambridge MA 02139
USA

Attention:	Mr. Peter Wirth
Executive Vice President and Chief Legal Officer
Ladies and Gentlemen:
In connection with your consideration of a possible transaction with AnorMED Inc. (the “Company”), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is or has been furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter or the Confidential Disclosure Agreement (the “Original CDA”), dated as of October 18, 2005, between the Company and Genzyme Corporation, and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.
You hereby agree that for a period beginning on the date hereof and ending on the date that is five years from the date hereof, the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such

Mr. Peter Wirth
Genzyme Corporation
October 4, 2006
Page Two

information will be kept confidential by you and your advisors; provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing.
You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that:
1.	For so long as (i) the Company is party to an agreement providing for a third party to commence a tender offer to acquire all of the common shares of the Company at a price per common share in cash of at least U.S.$12.00 per common share (a “Tender Offer”) or (ii) a Tender Offer has been commenced and has not expired or been terminated prior to its expiration, you will not propose to the Company or any other person any transaction, other than the tender offer commenced by Dematal Corp. on September 1, 2006 (the “Offer”), nor will you propose any amendment, waiver, extension, or termination prior to its expiry with respect thereto, between you and the Company and/or its security holders or involving any of its securities or security holders, unless the Company shall have requested in writing that you make such a proposal, and that you will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company’s securities, businesses or assets for a period of one year from the date of this letter unless the Company shall have consented in advance in writing to such acquisition. Notwithstanding the foregoing, you are not restricted from (1) commencing a tender offer, or amending and extending the Offer, to acquire all of the common shares of the Company at a price per share in cash of greater than U.S.$12.00 per common share or (2) extending, and will not violate this letter by extending, the Offer, on substantially its current terms (other than the expiration date of the Offer), until on or before 12:01 A.M. (Vancouver time) on October 23, 2006; provided, however, that any such extension of the

Mr. Peter Wirth
Genzyme Corporation
October 4, 2006
Page Three

Offer that provides for (i) a change in the offered price per share to a price that does not exceed U.S.$12.00 in cash per share, or (ii) a change in the minimum tender condition to the Offer, shall be deemed not to be an extension of the Offer on substantially its current terms.

2.	Without the written consent of the Company or as required by law, you will not, and you will advise your directors, officers, employees and representatives not to, make any public comment, announcement or disclosure disparaging the Company; its business, assets, and employees; or the Evaulation Material, including, without limitation, any clinical, pre-clinical and other data.
You also agree that the Company shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this letter and that you shall not oppose the granting of such relief.
Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives or advisors resulting from the use of the Evaluation Material.
In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly redeliver to the Company or destroy (and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction) all tangible Evaluation Material and any other tangible material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise), including for greater certainty Evaluation Material furnished to you pursuant to the Original CDA, and will not retain any copies, extracts or other reproductions in whole or in part of such tangible material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material (including for greater certainty Evaluation Material furnished to you pursuant to the Original CDA) shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

Mr. Peter Wirth
Genzyme Corporation
October 4, 2006
Page Four

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.
This letter shall be governed by, and construed in accordance with, the laws of the Province of British Columbia.
Very truly yours,
ANORMED INC.
By:    /s/ Goldman Sachs & Co.
 Goldman, Sachs & Co.
 on behalf of AnorMED, Incorporated
Confirmed and Agreed to:
Genzyme Corporation
By:              (signed)
Date:     October 4, 2006

Dematal Corp.
By:              (signed)
Date:     October 4, 2006